March 26, 2013 09:00 ET

Air Industries Group (the "Company" or "Air Industries") Announces:
Increase in Its Quarterly Dividend to Shareholders, and
Results for the Fourth Quarter and Year Ended December 31, 2013.

BAY SHORE, NY -- (Marketwired – Mar 26, 2014) – Air Industries Group (NYSE MKT: AIRI)

Increase in Quarterly Dividend Declared:

Air Industries Group today announced that its Board of Directors approved an increase to $0.15 in its quarterly cash dividend to its shareholders.

A quarterly dividend of $0.15 per common share will be paid on April 22, 2014, to all shareholders of record as of the close of business on April 15, 2014. Future dividends will be subject to approval of the Board of Directors and subject to covenants under the Company’s loan agreement with its primary lender.

Financial Results for the years ended December 31, 2013 and 2012:

For the year ended December 31, 2013, consolidated net sales were $62,833,000, a decrease of $(1,382,000) or (2%) compared to net sales of $64,215,000 for the prior year. Net sales at Air Industries Machining Corp. were $34,997,000, a decrease of $(7,078,000), or (17%) from $42,075,000 for the prior year. Net sales at Welding Metallurgy, Inc., were $13,630,000, a decrease of $(1,277,000) or (9%) from $14,907,000 for the prior year. Net sales at Nassau Tool Works were $14,206,000 for the year ended December 31, 2013 compared to $7,233,000 for the period June 20 through December 31, 2012. We completed the Nassau Tool Works (“NTW”) acquisition on June 20, 2012, and the financial results of its operations are included in our financial results from that day forward.  Sales at Air Industries Machining, Welding Metallurgy and, to a lesser extent, Nassau Tool Works have declined due to reductions in defense procurement relating to the Sequester.

Consolidated gross profit was $15,235,000, or 24% of sales for 2013 compared with $14,858,000 or approximately 23% of sales for 2012.

Consolidated operating costs were $10,622,000, an increase of $1,748,000 or 20% compared to $8,874,000 for the prior year. The increase results in part from the inclusion of operating costs at NTW for the full year in 2013 as opposed to approximately six months in 2012, and the inclusion of operating costs at Decimal Industries since July 1, 2013 its date of acquisition

For the year ended December 31, 2013, consolidated operating income was $4,613,000, a decrease of $(1,371,000) or (23%) from $5,984,000 for the prior year. Consolidated income before tax was $3,569,000, a decrease of $(426,000) or (11%) from $3,995,000 in the prior year. Consolidated income before tax in 2013 benefitted from a gain on acquisition the Company recorded in the fourth quarter of approximately $ 361,000 relating to the Miller Stuart transaction.

During the third quarter of 2013 the Company determined that it no longer needed to provide a valuation allowance on certain deferred tax assets. This was based upon the fact that management believes that due to the sustained profitability of the Company and the probability that such profitability will continue the net deferred tax assets are more likely than not to be realized.  As a result, income tax expense for the year ended December 31, 2013 was reduced by $1,236,000 to a benefit from income taxes of $170,000 as opposed to income taxes of $1,447,000 for 2012.  This contributed to consolidated net income for 2013 of $3,739,000, an increase of $1,191,000 or 47% compared with $2,548,000 for the prior year.

Diluted earnings per common share were $0.63 for 2013, an increase of $0.09 or 17% compared with $0.54 for the prior year.

Financial Results for the three months ended December 31, 2013 and 2012:

For the three months ended December 31, 2013, consolidated net sales were $17,817,000, an increase of $437,000 or 3% compared to consolidated net sales of $17,380,000 for the 4th qtr of the prior year. Net sales at Air Industries Machining Corp. were $9,469,000, an increase of $708,000 or 8% from $8,761,000 for the prior year. Net sales at Welding Metallurgy, Inc., were $3,384,000, a decrease of $(1,594,000) or (32%) from $4,978,000 for the prior year. Net sales at Nassau Tool Works were $4,964,000, an increase of $1,324,000 or 36% compared to $3,640,000 for the prior year.

Consolidated gross profit was $4,215,000, or approximately 24% of sales for the 4th qtr of 2013 compared with $4,318,000 or approximately 25% of sales for the comparable period of 2012.

Consolidated operating costs were $2,889,000 in the 4th qtr of 2013, an increase of $205,000 or 8% compared to $2,684,000 for the prior year.

For the three months ended December 31, 2013 consolidated operating income was $1,326,000, a decrease of $(308,000) or (19%) from $1,634,000 for the prior year. Consolidated income before tax was $1,406,000, an increase of $ 202,000 or 17% from $1,204,000 in the prior year.  Consolidated income before tax in the 4th qtr of 2013 benefitted from the gain recorded on the Miller Stuart acquisition described above. Consolidated net income was $700,000, a decrease of $(96,000) or (12%) compared with $796,000 for the prior year.

Diluted earnings per common share were $0.12 for the 4th qtr of 2013, a decrease of $0.02 or approximately 14% from $0.14 for the year earlier period.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries Group commented: “Air Industries’ business is heavily weighted towards military aerospace; the reduction in military procurement is a fact in our business and will likely remain so for the foreseeable future. We are responding by redoubling our marketing efforts with an increased focus on the commercial aerospace sector. In November we announced a multi-year commercial aerospace contract to produce jet engine related components with a value of approximately $ 30 Million.

“We are also capitalizing on the decline in military spending and its effect on the valuations of certain companies in our industry. In 2013 we completed the acquisition of Decimal Industries in July and Miller Stuart in November. We are investigating accretive acquisition candidates and are hopeful that we can successfully complete a transaction shortly.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester will reverse in the 2nd half of 2014, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com